EXHIBIT 10.1

Description of Dollar Tree, Inc.
Management Incentive Compensation Plan

The following is a summary of the Management Incentive Compensation Plan (MICP) as applied to the named executive officers (Executives) of the Company:

Participants: Executives shall have the opportunity to earn annual cash bonuses and/or long-term cash bonuses as may be determined from time to time in the sole discretion of the Company under the MICP.

Purpose: The MICP is intended to provide cash incentives that are linked to performance goals.  The amount of a cash incentive bonus will depend on the Executive’s attaining targeted levels of the performance goal.  The cash incentive bonus at each targeted level is intended to be reasonable and competitive relative to base salaries and overall compensation levels established for each Executive’s position.

Selection of Goals: The Compensation Committee (Committee) shall determine performance goals at their discretion consistent with the performance measures in the 2004 Executive Officer Cash Bonus Plan (EOCBP), or any applicable successor cash bonus program. The targeted levels for each performance goal should be challenging but achievable, and serve to focus the Company’s Executives on common goals while aligning efforts with shareholder interests.

Standard Bonuses:  The following principles shall apply to the MICP bonuses, unless otherwise modified by the Committee:

1.   The MICP bonus shall generally be expressed as a percentage of salary, but the Committee may, in its sole discretion, select a different formula or a fixed dollar amount for any MICP bonus.  The bonus shall be weighted more heavily toward corporate performance goals. The MICP corporate performance goal shall generally be derived from the annual budget approved by the Board of Directors at the beginning of the fiscal year.  Individual performance goals, if any, shall be based on the area over which the Executive has influence and may include items such as improvement in same-store sales, opening of new stores, development of new strategies, reduction in specified costs, etc.

2.   The MICP bonuses for a given performance period shall be paid in the fiscal year when financial results become available after the applicable performance period and after the Committee has certified in writing the target level that the Executive has achieved for the applicable performance goal in the applicable performance period.

Section 162(m) Deduction:  Generally, the bonuses described above will be paid as performance-based compensation through the EOCBP, or any applicable successor cash bonus program, in order to preserve the Company’s deduction under Section 162(m) of the Internal Revenue Code (Code).  In such event, the additional restrictions of the EOCBP, or any applicable successor cash bonus program, shall apply to the applicable payments.   Notwithstanding the foregoing, this paragraph shall in no way be construed to preclude the Committee from awarding separate discretionary cash bonuses based on achievements by an Executive that are not related to the attainment of the performance goals upon which payment of the performance-based compensation is conditioned.

Code Section 409A:  All payments under the MICP are intended to be exempt from Code Section 409A as short-term deferrals and the terms of the MICP and EOCBP shall be interpreted and construed consistent with such intent.  To be eligible for payment of any MICP bonus, the employee must be employed by the Company or its subsidiaries on the date the MICP bonus is paid.

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